Exhibit 10.73
SECURITIES PURCHASE AGREEMENT
Among
TANDEM HEALTH CARE, INC.
and
BEHRMAN CAPITAL II L.P.
and
STRATEGIC ENTREPRENEUR FUND II, L.P.
Dated as of December 28, 2004

SECURITIES PURCHASE AGREEMENT
     SECURITIES PURCHASE AGREEMENT, dated as of December 28, 2004, among TANDEM HEALTH CARE, INC., a Pennsylvania corporation (the “Company”), BEHRMAN CAPITAL II L.P., a Delaware limited partnership (“Behrman Capital II”), and STRATEGIC ENTREPRENEUR FUND II, L.P., a Delaware limited partnership (“SEFII”) (Behrman Capital II and SEFII being hereinafter referred to individually as a “Purchaser” and collectively as the “Purchasers”).
     WHEREAS, the Company has been formed to engage in the business of providing post-acute care services and acquiring or developing additional skilled nursing facilities and other businesses related to the provision of post-acute care services (collectively, the “Business”); and
     WHEREAS, on the Closing Date, the Company wishes to issue and sell to the Purchasers, and the Purchasers, severally and not jointly, wish to purchase on the terms and subject to the conditions hereinafter set forth, an aggregate 1,587,302 shares of Series G Convertible Preferred Stock, par value $.01 per share, (the “Convertible Preferred Shares”), and an aggregate 4,761,904 shares of Series H Redeemable Preferred Stock (the “Redeemable Preferred Shares”), in the amounts set forth opposite the names of the Purchasers in Schedule I attached hereto under the headings “Convertible Preferred Shares” and “Redeemable Preferred Shares” as the case may be, to finance working capital and general corporate purposes.
     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF SECURITIES
     Section 1.01 Issuance, Sale and Delivery of Convertible Preferred Shares and Redeemable Preferred Shares on the Closing Date.
     (a) Subject to the terms and conditions set forth herein, on the Closing Date, the Company shall issue, sell and deliver to each Purchaser, and each Purchaser shall purchase from the Company, (i) the number of Convertible Preferred Shares set forth opposite the name of such Purchase in Schedule I hereto under the heading “Convertible Preferred Shares,” at a purchase price of $2.52 per Convertible Preferred Share, and (ii) the number of Redeemable Preferred Shares set forth opposite the name of such Purchase in Schedule I hereto under the heading “Redeemable Preferred Shares,” at a purchase price of $2.52 per Redeemable Preferred Share (collectively referred to herein as “Preferred Stock”). On the Closing Date, the Company shall issue certificates in definitive form, registered in the name of each Purchaser, evidencing the Convertible Preferred Shares and Redeemable Preferred Shares being purchased by each such Purchaser hereunder.
     (b) The Company acknowledges that it has previously received from each Purchaser, as payment in full for the Convertible Preferred Shares and the Redeemable Preferred Shares being purchased by each Purchaser hereunder, immediately available funds in the amount set forth opposite the name of such Purchaser on Schedule I hereto under the heading “Aggregate Purchase Price.”
     Section 1.02 Closing Date. The closing of the sale and purchase of the Convertible Preferred Shares and Redeemable Preferred Shares shall take place at the offices of Buchanan

Ingersoll Professional Corporation, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania, 15219-1410, at 10:00 a.m., Eastern Time, on December 28, 2004, or at such other date and time as may be mutually agreed upon among the Purchasers and the Company (such closing being herein called the “Closing” and such date and time being herein called the “Closing Date”).
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Purchasers as follows:
     Section 2.01 Organization, Qualification and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Except as set forth in Schedule 2.01 hereto, neither the nature of the business transacted by the Company nor the character of the properties owned or held by it makes licensing or qualification as a foreign corporation in any other jurisdiction necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the properties, assets, condition (financial or other), prospects, operating results or business of the Company or any of its subsidiaries (a “Material Adverse Effect”). The Company has the corporate power and authority to own and hold its properties and to carry on its business as currently conducted and to execute, deliver and perform this Agreement and to issue its Preferred Stock as provided for herein.
     Section 2.02 Authorization of Agreement, etc. (a) Each of (i) the execution and delivery by the Company of this Agreement and (ii) the performance by the Company of its obligations hereunder has been duly authorized by all requisite corporate action and will not (x) violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or By-laws of the Company, or any provision of any indenture, agreement or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of its properties or assets is bound or affected, (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or (z) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or any of its subsidiaries.
     (b) The issuance and delivery of the Preferred Stock has been duly authorized by the Company, and, when issued and delivered, such Preferred Stock will be validly issued and outstanding, fully paid and nonassessable shares of the Company’s capital stock. The issuance and delivery of the Preferred Stock is not subject to any preemptive rights of shareholders of the Company or any subsidiary, or to any right of first refusal or other similar right in favor of any person, that has not been waived in writing.
     Section 2.03 Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.
     Section 2.04 Governmental Approvals. No registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance of this Agreement by the Company or any of its subsidiaries, or the issuance and delivery by the Company of the Preferred Stock.
     Section 2.05 Absence of Adverse Changes. No material adverse change in the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, has occurred since December 31, 2003.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
     Each Purchaser, severally and not jointly, represents and warrants to the Company as follows:
     Section 3.01 Authorization of Agreement, etc. The execution and delivery by such Purchaser of this Agreement has been duly authorized by all requisite action on the part of such Purchaser and will not violate any provision of law, any order of any court or other agency of government, the charter or other governing documents of such Purchaser, or any provision of any indenture, agreement or other instrument by which such Purchaser or any of such Purchaser’s properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in any claim upon any of the properties or assets of such Purchaser.
     Section 3.02 Validity. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.
     Section 3.03 Investment Representations. (a) Such Purchaser is acquiring the Preferred Stock being purchased by such Purchaser hereunder for such Purchaser’s own account, for investment, and not with a view toward the resale or distribution thereof.
     (b) Such Purchaser understands that it must bear the economic risk of such Purchaser’s investment for an indefinite period of time, because the Preferred Stock is not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. Such

Purchaser also understands that it is not contemplated that any registration will be made under the Securities Act or that the Company will take steps that will make the provisions of Rule 144 or Rule 144A under the Securities Act available to permit resale of the Preferred Stock. Such Purchaser agrees not to pledge, transfer, convey or otherwise dispose of any of the Preferred Stock, except in a transaction that is the subject of either (i) an effective registration statement under the Securities Act and any applicable state securities laws, or (ii) an opinion of counsel to the effect that such registration is not required (which opinion and counsel shall be reasonably satisfactory to the Company, and may be relied on by the Company in making such determination).
     (c) Such Purchaser is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of the investment in the Preferred Stock being purchased by it hereunder for an indefinite period of time.
     (d) Such Purchaser represents that it has been organized and is existing as a limited partnership under the laws of the State of Delaware.
     Section 3.04. Governmental Approvals. No registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary by such Purchaser for the valid execution, delivery and performance of this Agreement.

ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING
     Section 4.01. Conditions of Company. The obligations of each Purchaser to carry out its obligations under this Agreement are, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:
     (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of such date.
     (b) The Company shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date.
     (c) All corporate and other proceedings to be taken by the Company and all waivers and consents to be obtained by the Company and its subsidiaries in connection with the transactions contemplated hereby shall have been taken or obtained by the Company and all documents incident thereto shall be satisfactory in form and substance to the Purchasers and their counsel.
     (d) No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby.
     (e) The Company shall have obtained all consents required to be obtained pursuant to Section 5.04 hereof.

     (f) On or prior to the Closing Date, the shareholders of the Company shall have approved the Company’s Fourth Amended and Restated Articles of Incorporation as attached hereto as Exhibit Y.
     Section 4.02. Conditions of Purchasers. The obligations of Company to carry out its obligations under this Agreement, are, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:
     (a) The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of such date.
     (b) The Purchasers have performed and complied with all agreements and conditions contained herein required to be performed or complied with by them prior to or on the Closing Date.
     (c) All corporate and other proceedings to be taken by the Purchasers and all waivers and consents to be obtained by the Purchasers and their subsidiaries in connection with the transactions contemplated hereby shall have been taken or obtained by the Purchasers and all documents incident thereto shall be satisfactory in form and substance to the Company and its counsel.
     (d) No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby.

ARTICLE V
COVENANTS
     Section 5.01 Financial Statements, Reports, etc. So long as any Purchaser or any transferee thereof shall hold any of the Preferred Stock purchased by it pursuant to this Agreement, the Company shall furnish to each such Purchaser and to each such subsequent holder:
     (a) within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and each of its subsidiaries as of the end of such fiscal year and the related consolidated statements of operations and retained earnings, changes in stockholders’ equity and cash flows of the Company and each of its subsidiaries for the fiscal year then ended, together with supporting notes thereto, certified in accordance with generally accepted accounting principles, without qualification as to scope of audit, by a firm of independent public accountants of recognized national standing selected by the Company and reasonably acceptable to the Purchasers;
     (b) within 45 days after the end of each fiscal quarter in each fiscal year (other than the last fiscal quarter in each fiscal year), a consolidated balance sheet of the Company and each of its subsidiaries and the related consolidated statements of operations and retained earnings and cash flows of the Company and each of its subsidiaries, unaudited but certified by the principal financial officer of the Company and each such subsidiary, respectively, such balance sheet to be as of the end of such fiscal quarter and such statements of operations and retained earnings and cash flows to be for such fiscal quarter, for the corresponding fiscal quarter of the immediately preceding fiscal year, for the period from the beginning of the fiscal year to the end of such fiscal quarter and for the period from the beginning of the immediately preceding fiscal year to the end of the corresponding fiscal quarter in such fiscal year, in each case subject to normal year-end adjustments;
     (c) within 45 days after the end of each month in each fiscal year (other than the last month in each fiscal quarter), a consolidated balance sheet of the Company and each of its subsidiaries and the related consolidated statement of operations and retained earnings, unaudited but certified by the principal financial officer of the Company and each of its subsidiaries, such balance sheets to be as of the end of such month and such statements of operations and retained earnings to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case subject to normal year-end adjustments;
     (d) prior to the beginning of each fiscal year of the Company (and with respect to any revision thereof, promptly after such revision has been prepared), a proposed annual operating budget for the Company and each of its subsidiaries, including projected monthly income statements, cash flow statements during such fiscal year and a projected consolidated balance sheet as of the end of such fiscal year, and each monthly financial statement furnished pursuant to (c) above shall reflect variances from such operating budget, as the same may from time to time be revised;
     (e) promptly upon filing, copies of all registration statements, prospectuses, periodic reports and other documents filed by the Company or any of its subsidiaries with the Securities and Exchange Commission; and
     (f) promptly, from time to time, such other information regarding the operations, business, affairs and financial condition of the Company or any subsidiary as any Purchaser may reasonably request.

     The obligations of the Company under paragraphs (c), (d) and (e) above shall cease at such time as the Company shall have effected an initial public offering of its equity securities registered under the Securities Act.
     Section 5.02 Rights of Inspection. The Company shall, and shall cause its subsidiaries, officers, directors, employees, representatives, advisors and agents to, afford, from the date hereof, the representatives, advisors and agents of Behrman Capital II complete access at all reasonable times during normal business hours to its officers, employees, agents, properties, books, records and work papers, and shall furnish Behrman Capital II all financial, operating and other information and data that Behrman Capital II may reasonably request through such representatives, advisors or agents. The Company shall promptly furnish to Behrman Capital II a copy of all material written correspondence, filings, communications (or memoranda setting forth the substance thereof) between the Company or any of its officers, employees, representatives, advisors or agents and any governmental entity with respect to the obtaining of any waivers, consents or approvals and the making of any registrations or filings that are necessary to the transactions contemplated by this Agreement. Behrman Capital II agrees to keep confidential any confidential business information that may be provided to it by the Company pursuant to this Agreement, unless disclosure is required by law as advised by counsel.
     Section 5.03 Notice of Certain Events. The Company shall give the Purchasers prompt notice of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause (x) any of the representations or warranties of the Company contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect; (ii) any failure of the Company, or any officer, director, employee or agent thereof, to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any event of default under any agreement with respect to indebtedness for borrowed money or a purchase money obligation, and any event which, upon notice or lapse of time or both, would constitute such an event of default, that would permit the holder of such indebtedness or obligation to accelerate the maturity thereof; (iv) any material default under any agreement with Health Care REIT, Inc. or any agreement with a similar entity engaged in the financing of post-acute care facilities; and (v) any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency which, if adversely determined, would materially impair the right of the Company to carry on its business substantially as now or then conducted, and which, in the case of each of the items set forth in clauses (i) through (v) above, would be likely to have a Material Adverse Effect.
     Section 5.04 Consents and Approval. Prior to the Closing Date, the Company shall promptly apply for or otherwise seek and use its best efforts to obtain all authorizations, consents, waivers and approvals (whether by or from any person, entity, court or governmental agency or authority) as may be required in connection with the consummation of this Agreement and the transactions contemplated hereby.
     Section 5.05 Compliance with Laws. The Company shall comply, and shall cause each of its subsidiaries to comply, with all applicable laws, rules, regulations and orders, the noncompliance with which could have a Material Adverse Effect.

ARTICLE VI
MISCELLANEOUS
     Section 6.01 Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by national overnight courier service or first class certified mail, postage prepaid, or by telecopy addressed to such party at the address or telecopy number set forth below:

(1)	if to the Company, to it at:

Tandem Health Care, Inc.
800 Concourse Parkway South
Suite 200
Maitland, FL 32751
Attention: Lawrence R. Deering
Facsimile: (407) 571-0595

With a copy to:

Tandem Health Care, Inc.
One Oxford Center
Suite 1600
Pittsburgh, PA 15219
Attention: Rosemary L. Corsetti, Esq.
Facsimile: (412) 281-4435-

(2)	if to Behrman Capital II or SEF II, to it at:

126 East 56th Street
New York, NY 10022
Attention: Mark P. Visser
Facsimile: (212) 980-7024
or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of national overnight courier service, on the first business day following delivery to such service, (c) in the case of mailing, on the fifth business day following the date of such mailing and (d) in the case of facsimile, when received.
     Section 6.02 Brokerage. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.
     Section 6.03 Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.
     Section 6.04 Entire Agreement; Assignment. This Agreement (together with its Schedules, Exhibits and Annexes) constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified nor any provisions waived except in a writing signed by the parties hereto. This Agreement may not be assigned by any party without the prior written consent of the others.
     Section 6.05 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one agreement.
     Section 6.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TANDEM HEALTH CARE, INC.

By:	/s/ Lawrence R. Deering

Chairman and Chief Executive Officer

BEHRMAN CAPITAL II L.P.

By:	Behrman Brothers LLC, its General Partner

By:	/s/ William M. Matthes

Managing Member

STRATEGIC ENTREPRENEUR FUND II, L.P.

By:	/s/ William M. Matthes

General Partner

Schedule I
Purchasers

Name and Address of Purchaser	Convertible	Redeemable	Aggregate
	Preferred	Preferred	Purchase Price
	Shares	Shares
Behrman Capital II L.P.	1,566,068	4,698,202	$11,999,999
Strategic Entrepreneur Fund II, L.P.	21,234	63,702	$$4,000,001
Total	1,587,302	4,761,904	$16,000,000